Exhibit 99.1
Item 6. Selected Financial and Operating Data
The following table shows our selected financial and operating data, which are derived from our consolidated financial statements, for the periods and as of the dates indicated. In May 2008, we closed our initial public offering. Concurrent with the closing of the offering, Anadarko contributed to us the assets and liabilities of AGC, PGT and MIGC, which we refer to as our “initial assets.” In December 2008, we closed the Powder River acquisition with Anadarko and in July 2009, we closed the Chipeta acquisition with Anadarko. In January 2010, we closed the Granger acquisition with Anadarko, and the assets and operations of the Granger assets are reflected herein on a retroactive basis. Anadarko acquired MIGC, the Powder River assets and the Granger assets in connection with its August 23, 2006 acquisition of Western, and acquired the Chipeta assets in connection with its August 10, 2006 acquisition of Kerr-McGee.
Our acquisition of the initial assets, the Powder River acquisition, the Chipeta acquisition and the Granger acquisition are considered transfers of net assets between entities under common control. Accordingly, our consolidated financial statements include (i) the combined financial results and operations of AGC and PGT from their inception through the closing date of our initial public offering and (ii) the consolidated financial results and operations of Western Gas Partners, LP and its subsidiaries from the closing date of our initial public offering thereafter, combined with (a) the financial results and operations of MIGC, the Powder River assets and the Granger assets, from August 23, 2006 thereafter, and (b) the financial results and operations of the Chipeta assets, from August 10, 2006 thereafter.

The information in the following table should be read together with Item 7 of this annual report.

	Summary Financial Information
	2009(1)	2008(1)	2007(1)	2006(1)	2005
	(in thousands, except per unit data, throughput and gross margin per Mcf)
Statement of Income Data (for the year ended):
Total revenues	$371,223	$579,950	$463,155	$183,207	$71,650
Costs and expenses	220,125	387,766	299,715	120,503	35,720
Depreciation, amortization and impairment	51,090	55,876	43,592	24,160	15,447

Total operating expenses	271,215	443,642	343,307	144,663	51,167

Operating income	100,008	136,308	119,848	38,544	20,483
Interest income (expense), net	7,449	11,240	(6,187)	(9,515)	(8,650)
Other income (expense), net	54	196	(15)	(26)	66
Income tax expense (2)	6,975	32,255	39,637	9,168	4,789

Net income	100,536	115,489	74,009	19,835	7,110
Net income (loss) attributable to noncontrolling interests	10,260	7,908	(92)	—	—

Net income attributable to Western Gas Partners, LP	$90,276	$107,581	$74,101	$19,835	$7,110

Key Performance Measures (for the year ended):
Gross margin (3)	$246,310	$285,499	$236,327	$108,502	$65,643
Adjusted EBITDA(4)	141,563	185,078	160,772	62,085	35,930
Distributable cash flow (4)	128,014	173,838	n/a	n/a	n/a

General partner’s interest in net income (5)	1,428	842	n/a	n/a	n/a
Common unitholders’ interest in net income (5)	37,035	20,841	n/a	n/a	n/a
Subordinated unitholders’ interest in net income (5)	32,945	20,420	n/a	n/a	n/a

Net income per common unit (basic and diluted)	$1.25	$0.78	n/a	n/a	n/a
Net income per subordinated unit (basic and diluted)	$1.24	$0.77	n/a	n/a	n/a
Distributions per unit	$1.23	$0.46	n/a	n/a	n/a

Balance Sheet Data (at period end):
Property, plant and equipment, net	$993,377	$982,813	$904,813	$782,297	$200,451
Total assets	1,387,923	1,344,458	956,235	833,604	206,373
Total long-term liabilities	282,968	282,832	236,888	238,830	37,664
Total partners’ capital and equity	$1,078,699	$1,006,204	$692,686	$578,386	$160,585

Cash Flow Data (for the year ended):
Net cash provided by (used in):
Operating activities	$135,532	$185,922	$130,206	$43,473	$30,131
Investing activities	(171,321)	(552,585)	(149,013)	(46,843)	(21,076)
Financing activities	69,699	402,737	18,349	3,824	(9,067)
Capital expenditures	$69,488	$109,490	$142,613	$46,843	$20,841

Operating Data (volumes in MMcf/d):
Gathering and transportation throughput	883	967	987	971	798
Processing throughput (6)	637	524	323	409	—
Equity investment throughput (7)	120	112	84	—	—

Total throughput	1,640	1,603	1,394	1,380	798
Throughput attributable to noncontrolling interests	180	124	—	—	—

Throughput attributable to Western Gas Partners, LP	1,460	1,479	1,394	1,380	798
Average gross margin per Mcf (8)	$0.41	$0.49	$0.46	$0.26	$0.22
Average gross margin per Mcf attributable to Western Gas Partners, LP	$0.43	$0.50	$0.46	$0.26	$0.22

(1)	Financial information for 2009 has been revised to include results attributable to the Granger acquisition and financial information for 2008, 2007 and 2006 has been revised to include results attributable to Granger acquisition and the Chipeta acquisition. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions of the notes to the consolidated financial statements under Item 8 of this annual report.

(2)	Income earned by the Partnership, a non-taxable entity for U.S. federal income tax purposes, during the time periods including and subsequent to our acquisition of the Partnerships Assets, except for Chipeta, was subject only to Texas margin tax, while income earned during periods prior to our acquisition of the Partnership Assets, except for Chipeta, was subject to federal and state income tax. Income attributable to Chipeta was subject to federal and state income tax for periods prior to June 1, 2008, at which time substantially all of the Chipeta assets were contributed to a non-taxable entity for U.S. federal income tax purposes. See Note 6—Transactions with Affiliates of the notes to the consolidated financial statements in under Item 8 of this annual report.

(3)	We define gross margin as total revenues less cost of product.

(4)	Adjusted EBITDA and distributable cash flow are not defined in GAAP. For descriptions and reconciliations of Adjusted EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with GAAP, please see the caption How We Evaluate Our Operations under Item 7 of this annual report. We did not utilize a distributable cash flow measure prior to becoming a publicly traded partnership in 2008 and, as such, did not differentiate between maintenance and capital expenditures prior to 2008.

(5)	The Partnership’s net income attributable to the Partnership Assets for periods including and subsequent to the Partnership’s acquisitions of the Partnership Assets is allocated to the general partner and the limited partners, including any subordinated unitholders, in accordance with their respective ownership percentages. Prior to our acquisition of the Partnership Assets, all income is attributed to the Parent. See Note 5—Net Income per Limited Partner Unit of the notes to the consolidated financial statements under Item 8 of this annual report.

(6)	Processing throughput includes 100% of Chipeta system volumes and 50% of Newcastle system volumes.

(7)	Equity investment throughput represents the Partnership’s 14.81% share of Fort Union’s gross volumes.

(8)	Calculated as gross margin (total revenues less cost of product), divided by total throughput, including 100% of gross margin and volumes attributable to Chipeta and 14.81% interest in income and volumes attributable to Fort Union.

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